Attachment A


          The Registrant's delay in filing its Quarterly Report on Form 10-Q for the quarter ended April 30, 1994 (the "Form 10-Q") is due solely to a change by the Registrant in the method of accounting for its investment in certain limited partnerships, of which the Registrant is the general partner.

          The change in the method of accounting will not have any effect on the Registrant's third quarter results which were previously announced in the Registrant's press release dated May 25, 1994 or the Registrant's dividend of $.07 per share previously declared by the Registrant and payable on June 24, 1994 to stockholders of record on June 13, 1994. Because such financial information is to be included in the Registrant's financial statements which are to be cross-referenced and utilized throughout the Form 10-Q, the Registrant has determined that it cannot file any part of the Form 10-Q.

          Pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, the Registrant represents that (i) the reason causing the inability to file timely could not be eliminated by the Registrant without unreasonable effort or expense and
(ii) the Form 10-Q will be filed no later than the fifth calendar day following the prescribed due date.